Exhibit 99.2

Meta Platforms, Inc.

Offer to Exchange Exchange Notes Set Forth Below
Registered Under the Securities Act of 1933, as amended
for
Any and All Corresponding Original Notes Set Forth Opposite Below

Exchange Notes	CUSIP No.	Original Notes	CUSIP Nos.
3.500% Senior Notes due 2027	30303M 8G0	3.500% Senior Notes due 2027	30303M 8B1, U59197 AB6
3.850% Senior Notes due 2032	30303M 8H8	3.850% Senior Notes due 2032	30303M 8D7, U59197 AD2
4.450% Senior Notes due 2052	30303M 8J4	4.450% Senior Notes due 2052	30303M 8E5, U59197 AE0
4.650% Senior Notes due 2062	30303M 8K1	4.650% Senior Notes due 2062	30303M 8F2, U59197 AF7

To Our Clients:

Enclosed is a Prospectus, dated        , 2022 of Meta Platforms, Inc., a Delaware corporation (the “Company”), and a related Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by the Company of new 3.500% Senior Notes due 2027 (the “2027 Exchange Notes”), 3.850% Senior Notes due 2032 (the “2032 Exchange Notes”), 4.450% Senior Notes due 2052 (the “2052 Exchange Notes”) and 4.650% Senior Notes due 2062 (the “2062 Exchange Notes” and, together with the 2027 Exchange Notes, the 2032 Exchange Notes and the 2052 Exchange Notes, the “Exchange Notes”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of its issued and outstanding 3.500% Senior Notes due 2027 (the “2027 Original Notes”), 3.850% Senior Notes due 2032 (the “2032 Original Notes”), 4.450% Senior Notes due 2052 (the “2052 Original Notes”) and 4.650% Senior Notes due 2062 (the “2062 Original Notes” and, together with the 2027 Original Notes, the 2032 Original Notes and the 2052 Original Notes, the “Original Notes”) upon the terms and subject to the conditions set forth in the Exchange Offer.

Please note that the Exchange Offer will expire at 11:59 p.m., New York City time, on               , 2022 unless extended.

The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

We are the holder of record and/or participant in the book-entry transfer facility of Original Notes held by us for your account. A tender of such Original Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Original Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Original Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

Pursuant to the Letter of Transmittal, each holder of Original Notes will represent to the Company that (i) the holder is not an “affiliate” of the Company, (ii) any Exchange Notes to be received by the holder are being acquired in the ordinary course of its business, (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage in a distribution (within the meaning of the Securities Act) of such Exchange Notes, (iv) the holder has full power and authority to tender, exchange, assign and transfer the Original Notes being tendered and (v) the Company will acquire good and unencumbered title to the Original Notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the Company accepts the Original Notes. If the tendering holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes, we will represent on behalf of such broker-dealer that the Original Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,

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